Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266810

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 25, 2022)

UP TO 500,000 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus, dated August 25, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-266810). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by Ampere Computing LLC or its permitted transferees (“Ampere” or the “selling stockholder”) of up to 500,000 shares (the “Shares”) of common stock, par value $0.0001 (the “common stock”), of the Company, issued upon the exercise of the vested portion of that certain warrant issued to the selling stockholder (the “Ampere Warrant”) pursuant to the warrant subscription agreement, dated as of October 6, 2021, by and between Legacy Rigetti (as defined below) and Ampere (the “Warrant Subscription Agreement”), for an aggregate purchase price (including amounts for exercise) of $10,000,000, or $10.00 per share. The Shares consist of 500,000 outstanding shares of common stock issued in connection with the exercise of the vested portion of the Ampere Warrant and receipt by the Company of an aggregate $5,000,000 (including aggregate exercise price).

The selling stockholder may offer, sell or distribute all or a portion of the Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Shares.

We will bear all costs, expenses and fees in connection with the registration of these Shares, including with regard to compliance with state securities or “blue sky” laws. The selling stockholder will bear all commissions and discounts, if any, attributable to their sale of Shares. See the section entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RGTI”. On October 28, 2022, the last reported sales price of our common stock was $2.09 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors“ beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 31, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2022

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2022, Rigetti Computing, Inc. (the “Company”) announced that the Company’s Founder, Dr. Chad Rigetti, will be transitioning from his position as President and Chief Executive Officer to focus on advancing the Company’s products and technology.

The Company will conduct a search for Dr. Rigetti’s successor. Dr. Rigetti will continue to serve as President and Chief Executive Officer until a successor is identified and assumes the position, and continues to serve as a member of the Company’s board of directors.

Item 7.01	Regulation FD Disclosure.

On October 31, 2022, the Company issued a press release with respect to the management transition described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 31, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2022

RIGETTI COMPUTING, INC.

By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer